Exhibit 77Q1(b)

      Amendments to Investment Practices

      PL Comstock Fund and PL Mid-Cap Growth Fund

Resolution 1

WHEREAS, Morgan Stanley Investment Management, Inc.
doing business as Van Kampen ("Van Kampen"), portfolio manager of the PL Comstock and Mid-Cap Growth Funds
(each, a "Fund") of Pacific Life Funds ("Trust"), desires that the investment practice of each Fund be amended to allow the Fund to invest up to 15% of its total assets in real estate investment trusts
("REITs");
WHEREAS, Van Kampen has stated that investment in REITs is not expected to be a principal investment strategy for the Funds; therefore it is RESOLVED, that effective July 1, 2007, the investment practice of each of the PL Comstock and Mid-Cap Growth
Funds, be and hereby is, amended to allow each Fund to invest up to 15% of its total assets in REITs; and further
RESOLVED, that the officers of the Trust are authorized and directed to take all action, to execute and deliver any instruments and documents, and to take all steps as they deem necessary or desirable in order to carry out the purpose and intent of the foregoing.
      PL Managed Bond Fund and PL Inflation Managed Fund

Resolution 2

WHEREAS, Pacific Investment Management Company LLC
("PIMCO"), portfolio manager of the PL Managed Bond and Inflation Managed Funds (each, a "Fund") of
Pacific Life Funds ("Trust") desires that the investment practice of each Fund be amended to allow the Fund to invest in loan assignments;
WHEREAS, PIMCO has stated that investment in loan assignments is not expected to be a principal investment strategy for the Funds; therefore it is RESOLVED, that effective July 1, 2007, the investment practice of each Fund, be and hereby is, amended to allow the Fund to invest in loan assignments; and RESOLVED, that the officers of the Trust are authorized and directed to take all action, to execute and deliver any instruments and documents, and to take all steps as they deem necessary or desirable in order to carry out the purpose and intent of the foregoing.